Exhibit 10.1

FIRST AMENDMENT TO THE
ENCORE CAPITAL GROUP, INC.
NON-EMPLOYEE DIRECTOR
DEFERRED STOCK COMPENSATION PLAN

This First Amendment (the “Amendment”) is adopted on the date indicated below by Encore Capital Group, Inc. (the “Company”).
RECITALS:
A.     The Company maintains the Encore Capital Group, Inc. Non-Employee Director Deferred Stock Compensation Plan (the “Plan”); and
B.     The Company wishes to amend certain Plan provisions.
THEREFORE, the Company hereby adopts this Amendment as follows:
1.The last sentence of Section 6.2 of the Plan is amended in its entirety to read as follows:
A Non-Employee Director who does not make a Deferral Election when first eligible to do so may make a Deferral Election for any subsequent Director Service Year at any time on or before the December 31 immediately preceding the first day of such subsequent Director Service Year.
2.Section 6.3(b) of the Plan is amended in its entirety to read as follows:
A Deferral Election with respect to the percentage of a Participant’s Director Compensation will apply to services performed by such Participant and Director Compensation payable to such Participant after the date such election is made and becomes effective and will be deemed to be continuing and applicable to all services performed and Director Compensation payable in subsequent Director Service Years, unless the Participant revokes or modifies such election by filing a new election form on or before the December 31 immediately preceding the first day of any subsequent Director Service Year, effective for all services performed by such Participant and Director Compensation payable to such Participant on and after the first day of such subsequent Director Service Year.
3.This Amendment is effective as of September 1, 2016 and, except as amended, all terms and conditions of the Plan shall remain in full force and effect.
Date: August 11, 2016
Encore Capital Group, Inc.
/s/ Kenneth Vecchione
Kenneth Vecchione
President and Chief Executive Officer